EXHIBIT 99

102 E. Front St., Monroe, MI 48161

PRESS RELEASE

April 25, 2019

MBT Financial Corp. Announces Dividend and Preliminary First Quarter 2019 Highlights

Monroe, Mich. – MBT Financial Corp. (NASDAQ: MBTF), the parent company of Monroe Bank & Trust, announced that it will pay a quarterly dividend of $0.10 per common share on May 16, 2019 to shareholders of record as of May 9, 2019. This is an increase of $0.03 per share compared to the regular dividend paid in the same quarter last year.

Excluding securities losses and other merger related expenses, core earnings for the first quarter of 2019 were $4,319,000, or $0.19 per share, basic and diluted. This is an increase of 11% from the net profit of $3,902,000 recorded in the first quarter of 2018 ($0.17 per share, basic and diluted). During the first quarter of 2019, we liquidated a substantial portion of our investment portfolio in anticipation of our merger with First Merchants, which resulted in a loss from the sale of these securities in the amount of $11,646,000. This is consistent with the Accumulated Other Comprehensive Loss previously reflected on our balance sheet, and did not have a negative effect on capital. The preliminary net loss was $5,141,000 ($0.22 per share) in the first quarter of 2019.

The Net Interest Income for the first quarter of 2019 increased $1,082,000, or 10.3% compared to the first quarter of 2018 as the Net Interest Margin improved from 3.49% to 3.83%. The Company did not record a provision for loan losses this quarter, compared to a negative provision of $100,000 recorded in the first quarter of 2018. Excluding securities losses, non-interest income for the first quarter of 2019 was $3,759,000, a decrease of $126,000, or 3.2% compared to the first quarter of 2018 primarily due to lower service charges and other fees on deposit accounts. Non-interest expense increased $518,000, or 5.3% primarily due to the aforementioned merger related expenses.

Total assets of the company decreased $3.4 million, or 0.3%, compared to December 31, 2018, to $1.333 billion. Capital increased $2.6 million during the first quarter of 2019 because the securities losses realized in the first quarter were already included in Accumulated Other Comprehensive Income (Loss). Total loans decreased $1.8 million, or 0.2% in the first quarter of 2019 while total deposits increased $239,000, or less than 0.1%. The decrease in loan balances was the result of payment activity on mortgage loans and purchased consumer loans as well as scheduled principal payments on commercial participation loans. The loan pipeline remains strong at $70 million, and the amount of unfunded loan commitments increased significantly during the first quarter, from $131 million to $142 million.

H. Douglas Chaffin, President and CEO, commented, “We are making good progress toward closing our previously announced merger with First Merchants Corporation headquartered in Muncie, Indiana, which is expected to take place during the first half of 2019. This merger will provide tremendous benefits to our customers, shareholders and communities, and we look forward to continuing the legacy of exceptional customer service, local responsiveness, and strong community engagement that has defined Monroe Bank and Trust for 160 years.”

About the Company:

MBT Financial Corp. (NASDAQ:MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust. Founded in 1858, Monroe Bank & Trust helps customers’ remarkable stories unfold through an uncommon, optimistic culture. As one of the largest community banks in Southeast Michigan, with over $1.3 billion in assets, this full-service bank offers a complete range of business and personal accounts, mobile and online banking, offices and ATMs across Monroe and Wayne Counties, credit and mortgage options, investment and retirement services and award-winning community outreach. The bank believes in its customers, helping them with everything from day-to-day needs to long-term goals, and is ranked fourth among all Michigan banks for total trust assets. The bank believes in its communities, supporting over 300 organizations with sponsorships and also more than 8,000 employee volunteer hours through the Monroe Bank & Trust ENLIST Volunteerism program. The bank believes in the power of knowledge, helping thousands of students and adults thrive through the Monroe Bank & Trust Financial Education program. Monroe Bank & Trust is proud to be a trusted partner to communities and clients, and an employer of choice. We are Monroe Bank & Trust, and we believe in the story of you.

On October 10, 2018, the Company announced that it signed a definitive agreement to merge with First Merchants Corporation (NASDAQ: FRME), headquartered in Muncie, Indiana. The merger is expected to close in the first half of 2019, so the Company will not be providing its typical detailed earnings announcement and investor conference call. First Merchants announced their first quarter results and hosted a conference call earlier today. For information about First Merchants and the merger, and to access a replay of their call, please see the Investor Relations link on www.firstmerchants.com.

For more information about Monroe Bank & Trust, visit www.monroe.bank or contact:

Doug Chaffin	John Skibski
President & CEO	Executive Vice President & CFO
(734) 384-8123	(734) 242-1879
doug.chaffin@monroe.bank	john.skibski@monroe.bank

MBT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended March 31,
Dollars in thousands (except per share data)	2019	2018
Interest Income
Interest and fees on loans	$9,571	$8,217
Interest on investment securities-
Tax-exempt	296	404
Taxable	1,174	2,210
Interest on balances due from banks	1,209	125
Total interest income	12,250	10,956

Interest Expense
Interest on deposits	568	414
Interest on borrowed funds	64	6
Total interest expense	632	420

Net Interest Income	11,618	10,536
Provision For (Recovery Of) Loan Losses	-	(100)

Net Interest Income After
Provision For (Recovery Of) Loan Losses	11,618	10,636

Other Income
Income from wealth management services	1,161	1,185
Service charges and other fees	822	946
Debit Card income	701	720
Net gain on sales of securities	(11,646)	(101)
Net gain (loss) on other real estate owned	9	19
Origination fees on mortgage loans sold	69	62
Bank Owned Life Insurance income	338	353
Other	659	600
Total other income	(7,887)	3,784

Other Expenses
Salaries and employee benefits	6,064	5,962
Occupancy expense	729	721
Equipment expense	913	793
Marketing expense	292	377
Professional fees	843	594
EFT/ATM expense	291	259
Other real estate owned expense	22	15
FDIC deposit insurance assessment	89	107
Bonding and other insurance expense	429	132
Telephone expense	80	75
Other	558	757
Total other expenses	10,310	9,792

Profit (Loss) Before Income Taxes	(6,579)	4,628
Income Tax Expense (Benefit)	(1,438)	726
Net Profit (Loss)	$(5,141)	$3,902

Basic Earnings (Loss) Per Common Share	$(0.22)	$0.17

Diluted Earnings (Loss) Per Common Share	$(0.22)	$0.17

Dividends Declared Per Common Share	$0.10	$0.66

MBT FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
Dollars in thousands	March 31, 2019	December 31, 2018
Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$18,426	$17,058
Interest bearing	414,381	34,784
Total cash and cash equivalents	432,807	51,842

Interest Bearing Time Deposits in Other Banks	600	10,796
Securities - Available for Sale	30,133	401,613
Equity Securities	7,450	7,415
Loans held for sale	-	488

Loans	766,877	768,660
Allowance for Loan Losses	(7,503)	(7,771)
Loans - Net	759,374	760,889

Accrued interest receivable and other assets	16,662	16,743
Other Real Estate Owned	58	692
Bank Owned Life Insurance	59,901	59,563
Premises and Equipment - Net	26,480	26,850
Total assets	$1,333,465	$1,336,891

Liabilities
Deposits:
Non-interest bearing	$290,929	$297,704
Interest-bearing	892,220	885,206
Total deposits	1,183,149	1,182,910

Federal Home Loan Bank advances	10,000	10,000
Accrued interest payable and other liabilities	10,028	16,314
Total liabilities	1,203,177	1,209,224

Shareholders' Equity
Common stock (no par value)	23,565	23,453
Retained Earnings	106,477	113,921
Accumulated other comprehensive income (loss)	246	(9,707)
Total shareholders' equity	130,288	127,667
Total liabilities and shareholders' equity	$1,333,465	$1,336,891